Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621-0699

Final for Release

Investor Contacts:

ICR, Inc.

Allison Malkin/Jane Thorn Leeson

(203) 682-8225/(646) 277-1223

BAKERS FOOTWEAR GROUP REPORTS FOURTH QUARTER AND FISCAL 2008 RESULTS

Fourth Quarter Comparable Store Sales Rise 3.6%

Reports Fourth Quarter Operating Income of $1.3 million

Reports 4.2% Comparable Store Sales Increase for the Six-Week Pre-Easter Selling Period Ended April 11, 2009

Announces Amendments to Debt Agreements

ST. LOUIS, Mo. April 15, 2009 – Bakers Footwear Group, Inc. (Nasdaq: BKRS), a leading specialty retailer of moderately priced fashion footwear for young women, with 240 stores, today announced results for the thirteen weeks and fifty-two weeks ended January 31, 2009.

For the fourth quarter, the thirteen weeks ended January 31, 2009:

•	Net sales were $55.5 million, an increase of 1.3% from $54.7 million for the thirteen-week period ended February 2, 2008;
•	Comparable store sales increased 3.6%, compared to a decrease of 6.8% in the prior-year period;
•	Gross profit was $17.4 million, or 31.4% of net sales, compared to $19.4 million, or 35.4% of net sales in the fourth quarter last year;
•

Operating income was $1.3 million, or 2.3% of net sales, compared to $7.8 million, or 14.2% of net sales in the fourth quarter last year which included a gain of $4.8 million from the early termination of an operating lease; and

•

Net income was $0.5 million or $0.07 per diluted share, compared to $7.3 million, or $1.03 per diluted share in the fourth quarter last year which included a gain of $4.8 million or $0.67 per diluted share from the early termination of an operating lease.

For the first ten weeks of fiscal 2009 ended April 11, 2009, net sales increased 5.9% to $34.0 million, reflecting a comparable store sales increase of 7.5% compared to the same period last year. Because of the calendar shift of the Easter holiday from March last year into April this year, the Company believes comparing the six-week period from March 1, 2009 to April 11, 2009, to the six-week period from March 2, 2008 to April 12, 2008, is a more meaningful measure of sales performance than comparing sales for fiscal March, as the six-week periods reflect pre-Easter sales in both years. For the six-week period ended April 11, 2009, net sales increased 2.9% to $20.1 million, reflecting a comparable store sales increase of 4.2%.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We are pleased to report positive operating performance in the fourth quarter of fiscal 2008 that included a 3.6% increase in comparable store sales, an operating profit and net income. Our performance, however, came in below our expectations at the beginning of the quarter due to the highly promotional retail environment that began in mid-December in response to sluggish holiday sales. We proactively capitalized on the increase in mall traffic during the holiday season by increasing promotional levels to end the year in a strong inventory position for spring selling.”

“As we begin fiscal 2009, we remain positive about our business prospects, as our focus on delivering great fashion while maintaining prudent control of inventory and expenses is expected to enable us to continue to achieve positive comparable store sales and improved margins,” Mr. Edison continued. “For the first ten weeks of fiscal 2009, comparable store sales increased 7.5% with particular strength in open toe styles, which are selling briskly at regular price. Looking ahead, we expect our positive comparable store sales trends to continue given the increasing importance of our opened-up footwear category to the total sales mix of our business as the spring and summer selling season progresses. We will continue to maintain our financial discipline and believe we are positioned to generate improved operating results in fiscal 2009.”

For the fiscal year, the fifty-two weeks ended January 31, 2009:

•	Net sales were $183.7 million, compared to $186.3 million for the fifty-two weeks ended February 2, 2008. Comparable store sales increased 0.5%, compared to a 12.3% decrease in fiscal 2007;
•	Gross profit was $50.6 million, or 27.5% of net sales, compared to $47.5 million, or 25.5% of net sales in fiscal 2007;
•	Operating loss was $11.8 million, compared to an operating loss of $15.4 million in fiscal 2007 which includes a gain of $4.8 million from the early termination of a lease; and
•

Net loss was $15.0 million or $2.13 per share, compared to a net loss of $17.7 million, or $2.70 per share in fiscal 2007 which included a gain of $4.8 million, or $0.73 per share related to the early termination of a lease.

Amendments to Debt Agreements

On April 9, 2009, the Company amended the terms of its subordinated secured term loan. The amendment was made to adjust the EBITDA covenant for the fourth quarter of fiscal year 2008 in order to maintain compliance at January 31, 2009 and to tighten financial covenants for fiscal years 2009 and 2010. As consideration for these changes, the Company paid a fee and issued additional shares of common stock.

Also, on April 9, 2009, the Company amended its revolving credit agreement with Bank of America. The amendment extends the expiration date of the facility from August 2010 to January 2011 and grants consent to the amendment of the subordinated secured term loan. The amendment also reduced the overall facility from $40 million to $30 million, which is more than adequate to meet the Company’s borrowing needs, increased the interest rate and unused line fee, and made certain other changes to the terms of the facility. As of April 11, 2009, the balance on the Company’s revolving line of credit was $14.8 million and unused borrowing capacity was $2.3 million.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirementsand expects to be in compliance with its financial covenants throughout 2009. The Company’s Current Report on Form 8-K, issued today, discloses additional information regarding amendments to its debt agreements and provides additional disclosure regarding the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Announcement of Information in Compliance with NASDAQ Rules

Pursuant to Nasdaq Marketplace Rule 5250(b)(2) (formerly Rule 4350(b)(1)(B)), the Company also announced that, despite its strong disagreement, and the positive performance in fiscal 2009-to-date sales, it received an audit report on its fiscal 2008 financial statements from its independent registered public accounting firm which included an explanatory paragraph describing the existence of conditions that raise substantial doubt about whether the Company can continue as a going concern. This report will be filed as part of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission.

Mr. Edison commented, “Although we are disappointed with our auditors’ report that will be filed in our Form 10-K, we understand that their professional standards limit their ability to assume continued positive sales and operating trends. We strongly and respectfully disagree with this view of our prospects. We foresee positive sales trends continuing during fiscal 2009. In addition, we believe Bank of America’s decision to amend and extend our credit agreement demonstrates their confidence in and continued support for Bakers. Furthermore, our vendors and landlords have also expressed support for the Company, its business and its management. We look forward to updating you on our progress in the near term.”

Personnel

The Company announced that it has promoted Charles R. Daniel, III, currently its Vice President of Finance, to Executive Vice President and Chief Financial Officer. Mr. Daniel will be responsible for the Company’s financial operations, including accounting, external reporting, tax, treasury and human resources. Mr. Daniel joined Bakers Footwear Group as controller in 2004. Prior to this, he worked for the accounting firm of Stone Carlie & Company.

“We are very pleased to announce the promotion of Charlie Daniel to Chief Financial Officer. Since joining Bakers, Charlie has made numerous contributions in the finance area and has demonstrated strong leadership skills and fiscal discipline. Most importantly, we believe his outstanding stewardship has led to improved business processes and numerous cost savings, which are expected to make Bakers more efficient and better able to generate improved operating results in the future while allowing us to deliver on our financial and operation goals this year,” stated Mr. Edison.

Annual Meeting

Separately, the Company announced that its 2009 Annual Meeting of Stockholders will be held on Tuesday, June 9, 2009, at 11:00 a.m., at the Marriott Residence Inn, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call

The Company also announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2008 results today, Wednesday, April 15, 2009 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00006194. A replay of this call will be available until April 22, 2009 and can be accessed by dialing (877) 660-6853, referencing account number 3055 and entering confirmation number 319327. The webcast will remain available until June 15, 2009 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates approximately 240 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, INABILITY TO COMPLY WITH NASDAQ LISTING REQUIREMENTS AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN BAKERS FOOTWEAR’S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY’S CURRENT REPORT ON FORM 8-K FILED ON APRIL 15, 2009.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended January 31, 2009	Thirteen Weeks Ended February 2, 2008	Fifty-two Weeks Ended January 31, 2009	Fifty-two Weeks Ended February 2, 2008
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited	Unaudited

Net sales	$55,481	$54,746	$183,662	$186,280
Cost of merchandise sold, occupancy, and buying expenses	38,055	35,358	133,110	138,819
Gross profit	17,426	19,388	50,552	47,461

Operating expenses
Selling	11,320	12,180	42,158	46,513
General and administrative	4,802	4,198	17,213	17,902
Loss (Gain) on disposal of property and equipment	26	(4,761)	347	(4,698)
Impairment of long-lived assets	—	—	2,610	3,131
Operating income (loss)	1,278	7,771	(11,776)	(15,387)

Interest expense	(958)	(430)	(3,255)	(1,694)
Other income, net	25	6	120	115
Income (loss) before income taxes	345	7,347	(14,911)	(16,966)

Income tax expense (benefit)	(138)	—	85	691

Net income (loss)	$483	$7,347	$(14,996)	$(17,657)

Basic earnings (loss) per share	$0.07	$1.10	$(2.13)	$(2.70)
Diluted earnings (loss) per share	$0.07	$1.03	$(2.13)	$(2.70)

Weighted average shares outstanding
Basic	7,056	6,656	7,041	6,541
Diluted	7,061	7,107	7,041	6,541

Cash Flow Data
Cash used in operating activities			$(4,038)	$(1,977)
Cash provided by (used in) investing activities			(922)	254
Cash provided by financing activities			4,935	1,476
Net decrease in cash			(25)	(248)

Supplemental Data
Comparable store sales increase (decrease)	3.6%	(6.8%)	0.5%	(12.3%)
Gross profit percentage	31.4%	35.4%	27.5%	25.5%
Number of stores at end of period			239	249

Bakers Footwear Group, Inc. Balance Sheet Data	January 31, 2009	February 2, 2008
(in thousands)	Unaudited	Unaudited
Cash	$135	$160
Accounts receivable	1,373	1,375
Inventories	20,976	18,062
Other current assets	1,028	2,685
Current assets	23,512	22,282

Property and equipment, net	34,030	43,811
Other assets	966	1,466
	$58,508	$67,559

Accounts payable	$7,557	$7,082
Revolving credit facility	11,483	11,184
Subordinated secured term loan	4,817	—
Subordinated convertible debentures	4,000	—
Other current liabilities	10,427	11,082
Current liabilities	38,284	29,348

Subordinated convertible debentures	—	4,000
Other noncurrent liabilities	9,775	10,171
Shareholders’ equity	10,449	24,040
	$58,508	$67,559